July 16, 1999

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                        WAIVER OF MONTHLY DEDUCTION RIDER

                 Issued by Cova Financial Life Insurance Company

        This rider is a part of the policy to which it is attached and is subject to all applicable terms and provisions of the policy; except as modified herein.
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        Waiver of                If you furnish us with due written proof that the insured is totally disabled, as defined in this
        Monthly                  rider, we will waive the monthly deductions for this policy. This insured must have become
        Deduction Benefit        disabled after age 5 and before age 65. The disability must have continued without interruption for at least six months. This rider must be in force. Monthly deductions for this policy will be waived as follows:


                                 Disability Beginning Before Age 60. If the insured's disability begins before age 60, we will waive monthly deductions which were due during the six months of uninterrupted disability.

                                 We will continue to waive monthly deductions after that. However, the insured must continue to be totally disabled.

                                 Disability Beginning Between Ages 60 and 65. If the insured's disability begins on or after age 60 but before age 65, we will waive monthly deductions which were due during the six months of uninterrupted disability. We will continue to waive monthly deductions after that, but no later than age 65. However, the insured must continue to be totally disabled.

        Definition of            "Age 5," "age 60," and "age 65" begin on the policy anniversaries nearest the Insured's
        Age 5, Age 60,           5th, 60th, and 65th birthdays, respectively.
        and Age 65
        Total Disability         "Total Disability" means the inability of the insured to perform the substantial and material duties of his regular occupation. Such disability must be the result of an injury or a sickness. The injury or sickness must originate after this rider became effective.

                                 However, after this period of disability has continued for 60 months, the insured will be considered to be totally disabled only if he is unable to perform the substantial and material duties of any occupation for which he is reasonably fitted by education, training or experience. Such disability must be the result of an injury or a sickness.

                                 If after this rider becomes effective, the insured suffers the total and irrecoverable loss of sight in both eyes, or of the use of both hands or both feet, or of one hand and one foot, this will be considered total disability as defined in this rider. On such a loss the insured will still be considered disabled even though working.

        Recurrent Total          If, while this policy is in force, the insured becomes disabled again after having been totally
        Disability               disabled before, the new disability will be considered a continuation of the previous period unless:

                                 1.   It is due to an entirely different cause; or

                                 2. The insured has performed the material and substantial duties of a gainful occupation.
                                      These duties must be performed for a continous period of 6 months or more between such periods of total disability.

        Risks Not                We will not waive monthly deductions under this rider if disability results from war or any
        Assumed                  act of war while the insured is in the military, naval or air forces of any country at war. We will also not waive monthly deductions if the insured becomes disabled as a result of war or any act of war while in a civilian non-combatant unit serving with such forces. "War"
                                 includes undeclared war and "any country" includes any international organization or combination of countries.

                                 We will not waive monthly deductions under this rider if disability results from intentionally self-inflicted injury.




        CCR9                                                                      1
        (5/99)








       Termination             You may terminate this rider as of any monthly anniversary following a proper written request. If this rider is not already terminated, it will terminate on the date any of the following event first occurs:

                               1.   When the insured attains age 65. This will be without prejudice to any benefits granted for total disability occurring before age 65; or

                               2.   The lapse of the policy; or

                               3.   The surrender of the policy; or

                               4.   The maturity of the policy; or

                               5.   The date of death of the insured.


       Notice of               Before we waive any monthly deduction, we must be given:
       Claim and               1.   Written notice of claim for this benefit during the lifetime of the insured. This notice
       Proof of                     must be submitted during the continuance of total disability. This notice cannot be
       Disability                   submitted later than six months after age 65 of the insured; and

                               2.   Written proof of total disability within six months after we receive written notice of claim. In no event shall this proof be submitted later than the date when any of the following events first occurs:

                                    a.  One year after age 65 of the insured;

                                    b.  Prior maturity of the policy;

                                    c.  Surrender of the policy for its net cash value;

                                    d.  One year from the due date of the first unpaid monthly deduction.

                               Failure to give such notice and proof within the time allowed will not always invalidate a claim. We will consider the claim if you show us that it was not reasonably possible to file notice and proof on time. However, you must file notice and proof as soon as it is reasonably possible. In no event will any monthly deduction be waived or refunded if its due date was more than one year before we were given notice of claim at our home office.
                               We will require no further proof of disability and we will automatically waive all further monthly deductions if:


                               1.   The insured is totally disabled at age 65; and

                               2.   All monthly deductions for at least the five years preceding age 65 have been waived.

       Examination             We have the right to have the insured examined by our appointed examiner. We will pay for
       of the Insured          examination.
       and Proof of            We also have the right to receive written proof of continuance of disability from the insured
       Continued               at the following times:
       Disability
                               1. After receipt at such notice of claim;

                               2. At any time with in two years after we receive proof of total disability;

                               3.   Not more than once each year after the first two years.

                               We will not waive any further monthly deductions if the insured refuses to be medically examined. Nor will we waive further monthly deductions if proof of continuance of disability is not furnished when we request it.

       Incontestablity         We cannot contest this rider after a period of two years from its date of issue if:

                               1.   This rider shall have been in force during the lifetime of the insured; and

                               2. The insured does not become totally disabled within this period.





       CCR9                                                    2
       (5/99)









       Cost of                 The cost of insurance for the Waiver of Monthly Deduction Rider is determined on a
       Insurance               monthly basis. The cost of insurance for a policy month is calculated as (a) multiplied by (b)
                               where:

                               a.   is the cost of insurance rate for this rider; and

                               b.   is the sum of items i, ii, iii and iv where;

                                    i.   is the cost of insurance for the basic policy for the policy month

                                    ii.  is the first year monthly policy charge, where applicable

                                    iii. is the monthly expense charge, when applicable

                                    iv.  is any cost of insurance for the policy month for any benefit provided by a supplemental rider (other than Waiver of Monthly Deduction Rider) made a part of the basic policy.

                               The cost of insurance rate for this benefit is based on the attained age, sex and rate class of the insured. Cost of insurance rates will be determined by us based on expectations as to future experience. However, these rates will not exceed those shown in the Guaranteed
                               Cost of Insurance Rates for Waiver of Monthly Deduction Rider.

                               Each monthly anniversary this rider is in force, the cost of insurance for the rates (as determined above) will be added to the monthly deduction as defined in the Cash Values section of the basic policy. This increased monthly deduction will be used to determine the cash value of the policy on such monthly anniversary.

       General                 We will pay dividends and all other amounts payable under the policy the same as if
       Provisions              monthly deductions had not been waived.

                               If the insured becomes disabled during the grace period of the first monthly deduction in default, we will allow this waiver of monthly deduction as if default had not occurred.

                               However, you will be liable for the monthly deduction in default. Interest compounded at 6%
                               per year will be charged on this monthly deduction.

                               You may apply for reinstatement of this policy with or without this rider. We have the right to decide whether to approve the reinstatement of this policy with or without this rider.

       Date of                 The issue date of the rider is the same as the date of issue of this policy unless another
       Issue                   date of issue is shown below.





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                    DATE








                            SECRETARY                                                       PRESIDENT
                                      COVA
                      Cova Financial Life Insurance Company
                            Newport Beach, California


       CCR9                                                    3
       (5/99)
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